Exhibit # 3.h.
                              EMPLOYMENT AGREEMENT


         This Agreement is effective as of the 1st day of February 2001.


B E T W E E N:


                                 VASOGEN INC. a corporation incorporated
                                 under the laws of Canada;

                                 (hereinafter called the "Corporation")


                                                               OF THE FIRST PART

                                     - and -


                                 BERNARD LIM


                                 (hereinafter called the "Employee")

                                                              OF THE SECOND PART



WHEREAS the Corporation has asked the Employee to provide services to the Corporation as its Vice-President, Technology on the terms and conditions hereinafter, set forth;


NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:


PART 1 - EMPLOYMENT SERVICES

1) Engagement and Acceptance of Duties

   a) During the term of the Employee's retainer hereunder, the Employee shall be retained by the Corporation to provide those services to the Corporation as are described in Schedule "A" attached hereto. The Employee hereby acknowledges that during the term of this agreement and in respect of the services to be provided hereunder, he is subject to the direction of David Elsley, the Corporation's Chief Executive Officer or such other individual as the Corporation may designate from time to time. The Employee hereby acknowledges that it is a condition of employment that he has a valid passport to allow uninhibited movement to the United States or Europe. Additionally, it is a requirement of employment that the Employee have all requisite approvals from Citizenship and Immigration Canada to be able to lawfully work in


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       Canada.

   b) The Employee shall well and faithfully serve the Corporation and fulfil the duties conferred upon the Employee honestly, diligently, in good faith and in the best interest of the Corporation. The Employee will devote such time and attention to the affairs and business of the Corporation as is reasonably required to perform his obligations hereunder. The Employee agrees to comply with all applicable laws in the fulfilment of his obligations pursuant to this agreement.


2) Remuneration

   For his services, hereunder the Employee shall be paid remuneration at the rate of $150,000 per annum (the "Salary"), which Salary shall be reviewed annually and which may be adjusted upward at the discretion of the Corporation based on the Employee's performance and responsibilities and the performance of the Corporation. The Employee will also receive a car allowance of $600 per month (the "Allowance"). Such Salary and Allowance will be payable bi-weekly in arrears.


3) Benefits

   During the period of employment of the Employee hereunder the Employee shall be reimbursed for all reasonable travelling and other expenses incurred by the Employee in connection with the performance of his duties hereunder upon provision of appropriate receipts or other vouchers.

   The Employee shall be entitled to four (4) weeks' vacation per year. The Employee will be entitled to one week of unpaid leave annually on dates to be mutually agreed upon between the Employee and the Corporation

   The Employee shall be entitled to participate in any group health and welfare plans adopted by the Corporation for its employees during the term of this Agreement.

   Subject to approval by the Board of Directors of the Corporation and the applicable regulatory authorities, the Employee will be granted 50,000 options with a term of five (5) years and an exercise price of $9.20, such options to vest as to 25,000 options on the first anniversary of this Agreement and the final 25,000 options on the second anniversary of this Agreement.

   The Employee will participate in the Corporation's short-term incentive plan, which currently provides for a bonus of up to 40% of salary and a grant of options, subject to board and regulatory approval, based on completion of corporate and individual objectives.

   If, the Employee is unable to maintain all requisite approvals from Citizenship and Immigration Canada to continue to work in Canada after an initial term of employment with the Corporation, then any granted options will immediately vest and their term will be extended for 180 days beyond the termination of employment.

   The Corporation will reimburse the Employee for the following expenses in connection with his relocation from the United Kingdom:



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       o   Furniture removal, shipping and storage (if necessary until suitable accommodation is found)
       o Temporary rental of reasonable accommodations for up to 3 months or until permanent housing is found, whichever is sooner.
       o The use of a reasonable rental car for 4 months or until a permanent car can be arranged, whichever is sooner.
       o Cost of airfare for family for one return trip to Ontario prior to actually moving in order to look for housing and schools, such airfare to be limited to economy class.
       o Cost of airfare for family for one one-way trip to Ontario in connection with moving, such airfare to be limited to economy class.
       o   Settling-in allowance equal to the value of one month's gross salary


4) Termination

The Corporation may terminate the employment of the Employee at any time:

   a) for just cause in which case the Employee is not entitled to any advance notice of termination or any compensation in lieu of notice;

   b) without just cause, in which case the Corporation will provide the Employee with the greater of i) the notice of termination or compensation in lieu of notice that is provided by the Employment Standards Act of Ontario as amended from time to time or ii) six months' salary; and.

   c) it is specifically understood and agreed that upon fulfilment of the obligations set out in paragraph 4(b), the Corporation has no further obligation to the Employee for notice, payment in lieu of notice or damages whether at common law, equity or otherwise.

   If the Employee is terminated pursuant to clause 4 b) above, then i) all options granted to the Employee as of the date of termination will immediately vest and their term will extend for 180 days beyond the date of the termination of employment, and ii) the Employee will be reimbursed for furniture removal, shipping and storage (if necessary until suitable accommodation is found) and the cost of airfare for his immediate family for a one-way trip to the United Kingdom, such airfare to be limited to economy class.

       The Employee may terminate his employment at any time by providing the Employer with at least four (4) weeks' notice. .


PART II - CONFIDENTIALITY, INTELLLECTUAL PROPERTY,
          NON SOLICITATION AND NON-COMPETITION

1) Definitions Applicable to this Part II

   a) "Confidential Information" shall mean all information, including, but not limited to trade secrets, disclosed to the Employee or known by the Employee as a consequence of or through his being retained by the Corporation, concerning the Corporation's products, processes or services and including, but not limited to: computer programs; unpatented



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       inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of other Employees of the Corporation, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their Employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases or major equipment or property; and which:

       i. has not been made generally available to the public by the Corporation;

       ii. is useful or of value to the Corporation's current or anticipated business, research or development activities or those of any customer or supplier of the Corporation; or

       iii. has been identified as confidential by the Corporation, either orally or in writing.

Confidential Information shall not include information which:

       i. is in or hereafter enters the public domain through no fault of the Employee;

       ii. is obtained by the Employee from a third party having the legal right to use and disclose the same; or

       iii. is in the possession of the Employee prior to receipt from the Corporation.

   b) An "unauthorized person or corporation or other entity" means any individual or entity who or which has not executed an appropriate confidentiality or secrecy agreement with the Corporation.

   c) "Intellectual Property" shall mean all discoveries, inventions, improvements, formulas, ideas, devices, writings or other intellectual property including but not limited to the notes, records, reports, sketches, plans, memoranda and other tangible information relating to such Intellectual Property, whether or not subject to protection under any applicable laws including, without limitation, patent or copyright laws, which relate directly to the business of the Corporation, or which was conceived or created using the Corporation's materials or facilities, whether during or after working hours.

   d) "Research and Development" shall mean the scientific and engineering activities related to the investigation, analysis, development or production of the Corporation's existing products, processes or services.

2) Employee's Obligations Not to Use or Disclose Confidential Information

   a) The Employee acknowledges that the Corporation has heretofore carried on and will hereafter carry on the business of, among other things, research, development and commercialization with respect to the Corporation's technology, and that in the course of carrying out, performing and fulfilling his responsibilities to the Corporation hereunder he will have access to and will be entrusted with Confidential Information, the disclosure of any of which Confidential Information to competitors of the Corporation or to the general public may be detrimental to the best interests of the Corporation. The Employee acknowledges and agrees that the right to maintain the confidentiality of such Confidential Information, and



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       the right to preserve the goodwill of the Corporation, constitute proprietary rights, which the Corporation is entitled to protect.

   b) The Employee shall maintain in confidence at all times and shall not divulge to any unauthorized person or corporation or other entity, or use in any manner, or knowingly allow another to use, without the Corporation's prior written consent, either during the term of his employment hereunder or thereafter, the Corporation's Confidential Information. The Employee agrees, therefore, that the Corporation is entitled to protection from any unauthorized disclosure or use, or threatened disclosure or use of any Confidential Information, including protection by injunctive relief, in addition to other remedies available under the law.

   c) The Employee further acknowledges that the Corporation operates and competes internationally, and that the Corporation will be harmed by unauthorized disclosure or use of its Confidential Information regardless of where such disclosure or use occurs, and that therefore this Confidential Information is not limited geographically in any way.

3) Corporation's Property

   All notes, reports, sketches, plans, unpublished memoranda or other documents created, developed, generated or held by the Employee during the term of this Agreement, concerning or related to the Corporation's business, and whether containing or relating to Confidential Information or not, are the property of the Corporation and will be promptly delivered to the Corporation upon termination or expiry of this Agreement for any reason whatsoever.

4) Corporation's Right to Inventions and Discoveries

   a) All Intellectual Property developed during the term of this Agreement shall be the sole and exclusive property of the Corporation without further compensation. Any Intellectual Property based upon the Corporation's Confidential Information and developed at any time either during or after the termination of this agreement shall be the property of the Corporation. The Employee's development of Intellectual Property occurring within one year after the termination of this Agreement and related to the Corporation's business, products or research shall be presumed to be the property of the Corporation. The Employee agrees to promptly notify and fully disclose to the Corporation all such Intellectual Property. The Employee shall take such steps as are deemed reasonably necessary to maintain complete and current records thereof.

   b) The Employee shall assign to the Corporation or its designates, the Employee's entire right, title and interest in said Intellectual Property. The Employee shall, at the Corporation's request and expense, execute all documents necessary to enable the Corporation to make applications for domestic or foreign patents, and assist in securing, defending or enforcing any such title and right thereto, and assist in any other claims or litigation concerning the Corporation, its subsidiaries or affiliates.


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5) Non-Competition

   The Employee covenants and agrees with the Corporation that he will not, while performing his services hereunder, or at any time for a period of two
   (2) years thereafter (the "Restricted Period"), in any manner whether directly or indirectly, carry on or be engaged in or interested in, or advise any person or persons, firm or corporation engaged or in the business of researching, developing or selling:

   a) an ex vivo blood treatment, device, product or technology including, without limitation, a treatment, device, product or technology which exposes blood to one or more stress factors or stimuli, including one or more of oxygen, ozone, heat, and ultra-violet light; or

   b) any treatment, device, product or technology which utilizes any mechanism of action utilized by the Corporation's treatments, devices, products or technology and described in information provided to the Employee by the Corporation or contained in the Corporation's patents or patent applications;

which is competitive with the medical research and technology business engaged in by the Corporation during the Restricted Period.

6) Inconsistent Obligations

   The Employee agrees that, during the term of this Agreement, the Employee will not accept or assume any obligation that may be inconsistent with any obligation in this Agreement or with his employment by the Corporation without the written consent of the Corporation.

7) Severability

   If any covenant or provision of this Part II is determined to be invalid, void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision contained therein or otherwise in this Agreement, and each and every of the covenants or provisions contained in this Part II are hereby declared to be separate and distinct covenants and severable from each of the others for the purposes of this Agreement. The Employee hereby agrees that all covenants and provisions contained in this Part II are reasonable, valid and necessary both as to area and duration for the protection of the Corporation's proprietary interests and that he has had an opportunity to review this Agreement with counsel of his choice.


PART III - GENERAL

1) Survival

   The provisions of Part II and Part III hereof and any confidentiality agreement executed by the Employee shall survive the termination of the employment of the Employee with the Corporation under this Agreement.



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2) Entire Agreement

   This Agreement constitutes the entire Agreement between the parties hereto relative to the retainer of the Employee and supersedes all prior agreements and understandings whether written or oral relative to the employment of the Employee. Except as otherwise specifically set forth in this Agreement, neither party hereto makes any representation or warranty express or implied statutory or otherwise to either other party hereto. This Agreement may not be amended or modified except by written instrument executed by all the parties hereto.

3) Governing Law

   This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario and, for the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in such province. Each of the Employee and the Corporation hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and the courts of such province shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

4) Assignment

   This Agreement shall not be assignable by either party hereto except with the prior written consent of the other party hereto.

5) Further Assurances

   Each of the parties hereto hereby covenants and agrees to promptly do all such acts and execute all such further agreements, assurances and other documents as the other party hereto may from time to time reasonably request in writing be done and/or executed in order to better evidence and/or perfect the respective matters and things herein provided for and/or the respective obligations created or intended to be created hereby.

6) Enurement

   The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the Employee and his executors, administrators and legal personal representatives and the Corporation and its successors and assigns.

7) No Liability for Directors or Others

   The Employee acknowledges and agrees that each and every of the obligations, agreements, liabilities and covenants in this agreement which are not the Employee's are solely those of the Corporation, and the directors, officers, employees and shareholders of the Corporation shall not have, and are hereby released from, any responsibility or liability of any nature whatsoever in respect of such obligations, agreements, liabilities or covenants.

8) Independent Legal Advice

   The Employee acknowledges that he has read and understands the foregoing and that the Corporation has advised him that the foregoing substantially alters and supersedes his common



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   law rights. The Employee acknowledges that the Corporation has advised him to seek independent legal advice prior to executing this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.



SIGNED, SEALED AND DELIVERED )
      in the presence of     )
                             )
---------------------------- )-------------------------------------
     Witness                 )    Bernard Lim


                                  VASOGEN INC.



                                  By:
                                       -----------------------------------------

                                       Duly Authorized Officer or Director,
                                       on behalf of the Corporation and not in
                                       his personal capacity                c/s



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                                   SCHEDULE A
                                   ----------

                              Position Description
                              --------------------

Title:             Vice President, Technology
Reporting to:      President and CEO
Class:             Full Time, Permanent

Overview

Reporting to the President and CEO, the Vice President, Technology is responsible for managing and leading all aspects of product design, development, manufacturing and service to support corporate goals.


Responsibilities

o Develops and achieves the Company's corporate goals as a member of the senior management team.
o Sets strategic direction for medical device technology and products in conjunction with CEO and other members of senior management.
o Works with medical science personnel to develop and refine technology roadmap
o    Performs needs analysis leading to specification of new products.
o    Executes new product development for medical device products.
o Plans, budgets and manages costs for Product Development, Manufacturing and Service operations.
o Plans the development, acquisition and/or sourcing of relevant technology. Develops, acquires or sources medical device technologies on time, within cost targets, with quality to meet product development requirements and achieve corporate objectives. Optimizes efficiency and effectiveness by balancing contracting, licensing, sourcing and internal development.
o    Carries out project planning and management.
o Ensures the correct systems, skills and capabilities are in place to achieve the plans.
o Develops, retains and attracts a high performance team. Maintains and grows needed technical skills through effective hiring and personnel development. Provides leadership, organization, setting of expectations and delegation of responsibility to promote a high level of performance and continuous development of personnel. Defines responsibilities, objectives and action plans and coaches and encourages staff to achieve excellent performance through innovation, continuous improvement and taking initiative. Performs evaluations, salary reviews, and recommends promotion for directly reporting staff. Motivates and encourages teamwork. Identifies and develops team leaders.
o Supports quality system to facilitate regulatory review and approval o Conducts pre-clinical and clinical field testing of new devices.
o Develops or sources manufacturing processes including testing, quality control and process control considerations. o Establishes and ramps up manufacturing.
o Protects proprietary technology and product information through patents, copyright registration, non-disclosure agreements and other appropriate vehicles.
o Develops and maintains design infrastructures and design control systems, and improves the



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     process for new product introduction.
o Provides liaison with research partners in industry, government and universities.
o Maintains keen awareness of technology trends relevant to the Company's products and business.
o Works closely with all areas of the Company to execute the Product Development plans and achieve the corporate objectives. Builds strong teamwork across the technology group, and with other areas of the Company.
o Maintains appropriate communication throughout the Department and Company with respect to corporate strategies, plans, objectives and performance.